Exhibit 10.4

PIMCO Asset-Based Lending

Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

July 15, 2025

Allianz Asset Management of America LLC

650 Newport Center Drive

Newport Beach, CA, 92677

RE:	Investment in PIMCO Asset-Based Lending Company LLC

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being entered into in connection with the proposed investment by Allianz Asset Management of America LLC, a Delaware limited liability company (the “Investor”), in PIMCO Asset-Based Lending Company LLC - Series II (“Series II”), a registered series of PIMCO Asset-Based Lending Company LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of the Company dated June 12, 2025, as amended, restated, modified or supplemented from time to time (the “LLC Agreement”), and the Confidential Private Placement Memorandum of the Company dated June 2025, as amended, restated, modified or supplemented from time to time (the “Memorandum” and together with the LLC Agreement, the “Company Documents”), as the context may require. Notwithstanding any of the provisions set forth in the Investor’s Subscription Agreement and the Company Documents, and in consideration of the Investor’s investment in the Company, the Company, Series II, Pacific Investment Management Company LLC (“Operating Manager” or “PIMCO”) and the Investor agree that, upon acceptance of the Investor’s Subscription Agreement, the following provisions will be given effect:

1. Transfer. The Company agrees that it will not unreasonably withhold its consent to any reasonable request (including, for the avoidance of doubt, a request in connection with a change in law or interpretation by a regulatory or administrative body that has jurisdiction over the operations of the Investor which affects the Investor’s ability to invest or causes unfavorable tax treatment with respect to the Investor’s investment in the Company) by the Investor to transfer its Shares to any of its affiliates that control, are controlled by, or under common control with, the Investor and that satisfy the Company’s qualification requirements (including, for the avoidance of doubt, that such transfer will not cause adverse tax consequences to the Company) and the requirements set forth in the Company Documents; provided, however, that the Investor may transfer all of its Shares notwithstanding the provisions of LLC Agreement Section 10.3(b)(vi). The terms of this Letter Agreement shall apply and remain in effect to any transferee pursuant to this paragraph 1 unless otherwise agreed by the parties hereto.

2. Distributions in Kind. If the Company intends to make any distribution or withdrawal payment in kind (including during the dissolution and winding up of the Company), the Company shall provide 10 Business Days’ prior written notice thereof to the Investor. Furthermore, in the event the Company determines to make a distribution in kind to the Investor, PIMCO agrees that, at the Investor’s request, any in-kind distribution to the Investor shall be distributed to a separate account established with PIMCO for the benefit of the Investor (the “Separate Account”). PIMCO agrees that it will manage such Separate Account for the benefit of the Investor and, as soon as reasonably possible, will use reasonable efforts to arrange for the liquidation of the assets in such Separate Account at their fair market value. The Investor and PIMCO shall negotiate in good faith reasonable compensation for the services to be provided by PIMCO in connection with the establishment or management of any Separate Account pursuant to this paragraph. If PIMCO is unable to sell the assets in such Separate Account within a reasonable time, PIMCO shall be permitted, in its sole discretion, to terminate the engagement or assign the management of such Separate Account to another manager selected by the Investor or agree on alternative methods of disposition with the Investor.

3. Third-Party Disclosure. The Operating Manager consents to the Investor’s disclosure of confidential information of the Company to the Investor’s affiliates, service providers, accountants, auditors, attorneys, investment consultants, professional advisors, fiduciaries and similar advisors bound by a duty or obligation of confidentiality that is substantially similar to the Investor’s confidentiality obligations under the Company Documents, as modified by this Letter Agreement.

4. Power of Attorney. Notwithstanding anything to the contrary in the Company Documents or the Subscription Agreement, any power of attorney granted by the Investor under the LLC Agreement or the Subscription Agreement is limited to ministerial acts performed by the Operating Manager, the Company or the Series in which the Investor has subscribed for Shares, as applicable, on behalf of the Investor, and the Operating Manager shall not use the power of attorney granted to it by the Investor to reduce the Investor’s rights or increase its obligations under the Company Documents, without the written consent of the Investor.

5. Notifications. Any notices to the Investor shall not be deemed effective until and unless they are actually received by the Investor.

6. Deemed Consent. The Company hereby agrees that, in the event that the Investor acts neither affirmatively nor negatively with respect to any matter as to which its consent or approval is solicited pursuant to the LLC Agreement, the Investor shall be deemed not to have consented to or approved the taking of such action, provided, however, that this provision shall not apply to any notification of proposed material changes in respect of which the Investor has been granted a prior notice period to object pursuant to the Company Documents. In such cases, the absence of a written objection within the notice period shall be interpreted in accordance with the Company Documents.

7. Reliance by the Investor. It is understood that the representations, warranties, covenants and acknowledgements set forth herein will be relied upon by the Investor during the term of this Letter Agreement and the Investor’s investment in the Company.

8. Compliance with Laws. PIMCO and the Company represent and warrant that they are subject to internal controls and procedures reasonably designed to achieve compliance with applicable anti-bribery laws, anti-money laundering laws, and economic sanctions.

9. Closing Documents. Within 30 days after Investor’s initial purchase of Shares, the Operating Manager will provide the Investor with electronic copies of the executed organizational documents of the Company, and any other agreements entered into with the Investor with respect to the Investor’s investment.

10. Amendments to the LLC Agreement. The Company shall provide to the Investor true and correct copies of all amendments to the LLC Agreement that are adopted by the Company as soon as reasonably practicable after the adoption of such amendment. The Investor agrees that the requirements of this paragraph shall be satisfied if the Company files a Form 8-K with the U.S. Securities Exchange Commission (“SEC”) disclosing any amendments to the LLC Agreement.

11. Investor Master Data Reporting. Subject to the Investor’s confidentiality obligations under the Company Documents, as modified by this Letter Agreement and to the extent consistent with applicable law, the Company agrees to use reasonable efforts to provide the Investor either (1) the aggregate NAV of all Classes of Shares outstanding at the same time as the Company provides such information to other shareholders of the Company, which is expected to be no later than twenty-eight (28) calendar days following the end of each calendar month or (2) the Investor’s share of the aggregate economic interests of the Company as a percentage within the same time period. The Investor agrees that the requirements of this paragraph shall be satisfied if the Company reports its NAV per Share and number of Shares outstanding for each type of Share outstanding as of the last day of each month on its website as described in the Memorandum.

12. Reporting Requirements.

(a) The Company agrees to cause the preparation and provision to the Investor, generally within forty-five (45) calendar days following the end of each fiscal quarter other than the final quarter of each fiscal year, and within ninety (90) calendar days following the end of each fiscal year, of a balance sheet including assets and liabilities of the Company, generally prepared in accordance with U.S. generally accepted accounting principles that will detail, at a minimum (i) the Company’s fair market value of investments and a description of the composition of the investments, and (ii) a short description on composition of liabilities, including debt and derivatives. The Investor agrees that the requirements of this paragraph shall be satisfied if the Company files a Form 10-Q or a Form 10-K, as applicable, with the SEC after each fiscal quarter within the timeline required by the SEC.

(b) The Company agrees to collaborate with the Investor to assess whether liabilities accounted for as amortized costs serve as a proxy for fair value under the International Financial Reporting Standard (“IFRS”). Following any such assessment, if the Investor determines that the liabilities accounted for as amortized costs do not serve as a proxy for fair value under IFRS, the Company will use commercially reasonable efforts to cooperate with the Investor, at the Investor’s expense, to engage a third-party provider to perform the fair value analysis, and the Company will provide to the third party provider all information necessary for such purpose. For the avoidance of doubt, any other third-party costs associated with this paragraph 12 of this Letter Agreement will be at the Investor’s own expense.

(c) The Company shall provide the Investor the information reasonably required for the Investor’s tax filings.

13. Future Investment. The Company and the Investor hereby agree that this Letter Agreement (including paragraphs 11, 12 and 13 hereof) shall apply solely to (i) the seed capital contributed by the Investor and (ii) any subsequent investment in Shares made by the Investor or any Affiliate of the Investor (each such subsequent investment an “Additional Subscription”) within two years of the date of this Letter Agreement, and shall not apply to any other Additional Subscription or any other subscription for Shares. In the event that any Additional Subscription results in a change in accounting treatment or reporting requirements of the Investor with respect to its investment in the Company, then the Investor and the Company shall use commercially reasonable efforts to agree on (1) any revised or supplemental reporting obligations applicable to such Additional Subscription and on (2) any statement of accountability. In this case, the Company will provide the Investor with a contact person and department which will be responsible to provide Investor with the information described in this paragraph 13.

14. Potential Consolidation as of September 30, 2025. If Investor is anticipated to exceed the Ownership Limitation (as defined below) as of September 30, 2025 based on the best information available prior to the Investor’s internal financial reporting deadline, then the Company shall provide Investor the following information to allow Investor to consolidate the Company with the Investor in its financial statements with respect to the third quarter of fiscal year 2025:

i.	Unadjusted and unaudited trial balance as of August 31, with sufficient data on asset class categories for investments

ii.	Acquisition cost basis for investments as of August 31

iii.	Par value of leverage as of August 31

iv.	September subscription flows/amounts into PALCO

The information to be delivered by the Company with respect to the third quarter of 2025 pursuant to this Section 14 shall be in lieu of information that would have otherwise been required pursuant to Section 15.

15. Ownership Limitation. The Operating Manager and the Company hereby agree to seek investments in Shares of the Company from third party investors such that, as of December 31, 2025 and on an ongoing basis thereafter measured as of the last business day of each calendar quarter thereafter, the aggregate economic interests of the Investor and its Affiliates (collectively, the “Investor Parties”) in the Company is less than nine percent (9%) of the total outstanding economic interests in the Company (the “Ownership Limitation”). In the event the Investor Parties’ aggregate economic interests in the Company equal or exceed the Ownership Limitation on November 30, 2025 or on the last business day of the second month of any calendar quarter thereafter, the Company agrees that it shall, effective prior to the last business day of the applicable calendar quarter, repurchase Shares from the Investor Parties, without penalty to any Investor Parties, to the extent necessary such that the Investor Parties’ aggregate economic interests in the Company shall no longer equal or exceed the Ownership Limitation after giving effect to such Share repurchases. For the avoidance of doubt, any such Share repurchases shall not be pursuant to, or subject to any limitations under, the Repurchase Plan.

16. Confidentiality. The Investor agrees, and shall cause each of its Affiliates and agents to agree, to keep confidential and shall not disclose without the prior written consent of the Operating Manager (other than as set forth in paragraph 3 of this Letter Agreement) any information with respect to the Company or any Portfolio Asset, including the Company Documents and the terms thereof and this Letter Agreement and the terms hereof, the quarterly and annual reports and financial statements of the Company and any information contained therein, and any other communications from the Company and/or the Operating Manager to the Investor, and to use all such information solely in connection with its Shares; provided, that the Investor may disclose any such information (i) as has become generally available to the public other than as a result of the breach of this paragraph 16 by the Investor or any agent or Affiliates of the Investor, (ii) as may be required to be included in any report, statement or testimony required or requested to be submitted to any municipal, state or national regulatory body having jurisdiction over the Investor, (iii) as may be required in response to any summons or subpoena or similar demand or in connection with any litigation; provided, that the Investor notifies the Operating Manager and the Company promptly before any confidential information of the Company or any Portfolio Asset is disclosed, so that the Company has an opportunity to seek a protective order or similar protections, (iv) to the extent necessary in order to comply with any law (including any public records law), order, regulation, ruling or governmental request applicable to the Investor, (v) as set forth in paragraph 3 of this Letter Agreement, (vi) with sufficient prior notice to the Company, as may be required to be disclosed in financial statements and related disclosures of Allianz SE and (vii) as may be required in connection with an audit by any taxing authority. Notwithstanding the foregoing or anything else in this Letter Agreement or the Company Documents to the contrary, the Investor (and each employee, representative or other agent of the Investor) may disclose to any and all persons the tax treatment and tax structure of the Company, the Series, and the Portfolio Assets and the Company’s tax strategies. For this purpose, the terms “tax structure,” “tax treatment” and “tax strategies” include only those facts and information that are relevant to the U.S. federal income tax treatment of the transaction and do not include (x) information relating to the identity of the Company, any Members or any Portfolio Assets or (y) the terms of this Letter Agreement, the Company Documents and the other agreements and documents referred to herein and therein or information relating to any Portfolio Asset to the extent such terms or information are not relevant to such tax treatment, structure or strategies.

17. Miscellaneous

(a) Headings; Captions. The captions in this Letter Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b) Transferability. This Letter Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. This Letter Agreement, its terms and the rights granted hereunder are personal to the Investor and the rights shall not be transferable to a third party without consent except as provided in paragraph 1.

(c) Representations and Warranties. By executing this Letter Agreement, the Investor represents and warrants that (i) it has duly authorized the execution, delivery, and performance of this Letter Agreement; (ii) the terms of this Letter Agreement are binding upon, and in full force and effect against, the Investor, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (iii) the execution, delivery and performance of this Letter Agreement by the Investor does not and will not violate any agreement or arrangement to which it is a party or by which it may be bound, or any order or decree to which it is subject.

(d) Governing Law. This Letter Agreement is an “Other Agreement” within the meaning of Section 19.3 of the LLC Agreement, and shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law. Any disputes arising out of or in connection with this Letter Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware, or if such jurisdiction is not available, in the other courts of the State of Delaware or in the United States District Court for the District of Delaware.

(e) Agreement Supremacy. This Letter Agreement supersedes all other prior letters and understandings, both written and verbal, among the parties or any of them with respect to the matters specifically addressed herein. To the extent permissible under applicable law, in the event of any inconsistency between the terms of this Letter Agreement and the LLC Agreement or any other document or agreement relating to the Investor’s investment in the Company, the parties agree that the terms of this Letter Agreement shall prevail. Except as expressly modified by this Letter Agreement, the LLC Agreement shall in all respects remain in full force and effect with respect to the Investor, and the provisions in the LLC Agreement regarding the enforcement thereof shall apply to the matters covered herein as if such matters had been included in the LLC Agreement.

(f) Amendment. No amendment or modification of this Letter Agreement shall have any force or effect unless it is in writing and signed by the parties hereto.

(g) Severability. If any term in this Letter Agreement is deemed invalid or unenforceable, such term shall be deemed to be modified or limited to the extent necessary to make the term valid and enforceable, or if such modification or limitation will not have the desired effect, the term shall no longer form part of this Letter Agreement and shall not have any effect upon the validity or enforceability of the remaining terms set out in this Letter Agreement. Any term or provision of this Letter Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Letter Agreement or affecting the validity or enforceability of any of the terms or provisions of this Letter Agreement in any other jurisdiction.

(h) Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall have the same force and effect as if such facsimile or “.pdf” signature page were an original counterpart of such signature.

(i) Assignment. This Letter Agreement may not be assigned by any party without the prior written consent of all parties hereto; provided however that if the Company’s operating agreement is assigned to a successor operating manager in accordance with the requirements of such operating agreement and the LLC Agreement, this Letter Agreement may be assigned by the Operating Manager to the successor operating manager without the prior written consent of the other parties hereto; provided further, that the Investor may assign this Letter Agreement to any affiliate to which it transfers its interest in the Company pursuant to paragraph 1 hereof.

(j) No Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Letter Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other rights, nor shall any waiver of any rights with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

(k) Term and Termination. Without prejudice to any rights or obligations which have accrued before its termination, this Letter Agreement shall terminate upon the earlier of (i) the agreement of the signatories of this Letter Agreement in writing, (ii) the date on which the dissolution and winding up of the Company are completed or (iii) the date the Investor no longer holds any Shares in the Company.

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Please indicate below if you are in agreement with the terms of this letter.

Yours faithfully,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Jason Mandinach
Name: Jason Mandinach
Title: Managing Director

PIMCO ASSET-BASED LENDING COMPANY LLC

By:	/s/ Jason Mandinach
Name: Jason Mandinach
Title: Principal Executive Officer

PIMCO ASSET-BASED LENDING COMPANY LLC - SERIES II

By:	/s/ Jason Mandinach
Name: Jason Mandinach
Title: Principal Executive Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN: ALLIANZ ASSET MANAGEMENT OF AMERICA LLC

By:	/s/ Tucker Fitzpatrick
Name: Tucker Fitzpatrick
Title: Head of Allianz Asset Management U.S.